Exhibit 99.2

CONTACT: BOB READY OR
FOR IMMEDIATE RELEASE	RON STOWELL
DATE: January 10, 2008	(513) 793-3200

LSI INDUSTRIES INC. ISSUES CORRECTED FISCAL 2008 NET SALES GUIDANCE

Cincinnati, OH; January 10, 2008 – LSI Industries Inc. (Nasdaq:LYTS) today issued a correction to its fiscal 2008 net sales guidance provided in its January 9, 2008 release.  The Company expects net sales for fiscal 2008 to be between $322 million to $332 million.  Diluted earnings per share are still expected to be between $0.75 and $0.81 per share. The Company is not issuing any corrections or revisions to any other of the information or guidance provided in its January 9, 2008 release at this time.

“Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995:

This document contains certain forward-looking statements that are subject to numerous assumptions, risks or uncertainties.  The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements.  Forward-looking statements may be identified by words such as “estimates,” “anticipates,” “projects,” “plans,” “expects,” “intends,” “believes,” “seeks,” “may,” “will,” “should” or the negative versions of those words and similar expressions, and by the context in which they are used.  Such statements are based upon current expectations of the Company and speak only as of the date made.  Actual results could differ materially from those contained in or implied by suchforward-looking statements as a result of a variety of risks and uncertainties.  These risks and    uncertainties include, but are not limited to, the impact of competitive products and services, product demand and market acceptance risks, reliance on key customers, financial difficulties experienced bycustomers, the adequacy of reserves and allowances for doubtful accounts, fluctuations in operating results or costs, unexpected difficulties in integrating acquired businesses, and the ability to retain key employees of acquired businesses.  The Company has no obligation to update any forward-looking statements to reflect subsequent events or circumstances.

About the Company

LSI Industries is an Image Solutions company, combining integrated design, manufacturing, and technology to supply its own high quality lighting fixtures and graphics elements for applications in the retail, specialty niche, and commercial markets.  The Company’s Lighting Segment produces high performance products dedicated to the outdoor, architectural outdoor, indoor, architectural indoor and accent/downlight markets.  The Graphics Segment provides a vast array of products and services including signage, menu board systems, active digital signage, decorative fixturing, design support, engineering and project management for custom programs for today’s retail environment.  The Company’s Technology Segment develops and designs high performance light engines, digital signage and other products using LED lighting technology, including large format LED video screens for the entertainment and sports markets.  LSI’s major markets are the petroleum / convenience store, multi-site retail (including automobile dealerships, restaurants and national retail accounts) and the commercial / industrial lighting markets. LSI employs approximately 1,900 people in fifteen facilities located in Ohio, California, New York, North Carolina, Kansas, Kentucky, Rhode Island, Tennessee, Texas and Montreal, Canada.  The Company’s common shares are traded on the NASDAQ Global Select Market under the symbol LYTS.

LSI Industries Inc. Issues Corrected Fiscal 2008 Net Sales Guidance
January 10, 2008

For further information, contact either Bob Ready, Chief Executive Officer and President, or Ron Stowell, Vice President, Chief Financial Officer, and Treasurer at (513) 793-3200.

Additional note:    Today’s news release, along with past releases from LSI Industries, is available on the Company’s internet site at www.lsi-industries.com or by email or fax, by calling the Investor Relations Department at (513) 793-3200.